Exhibit 4.13

SHARE SUBSCRIPTION AGREEMENT

This SHARE SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into on July 22, 2020 by and among:

1.	Q&K International Group Limited, an exempted company incorporated under the laws of the Cayman Islands (the “Company”); and

2.	Great Alliance Co-living Limited, a limited liability company duly incorporated and validly existing under the laws of the British Virgin Islands (the “Subscriber”).

Each of the parties to this Agreement is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A.

On July 22, 2020, Chengdu Liwu Apartment Management Limited (the “Assets Buyer”, 成都黎武公寓管理有限公司 in Chinese), an Affiliate of the Company, entered into an Asset Purchase Agreement (the “APA”, 《资产转让协议》 in Chinese) with four Affiliates of the Subscriber, namely, Beijing Lianyou Life Technology Limited (北京联优生活科技有限公司 in Chinese), Beijing Lianyou Life Property Management Limited (北京联优生活物业管理有限公司 in Chinese), Beijing Lianyou Life Smart Property Management Limited (北京联优生活智选物业管理有限公司 in Chinese) and Beijing Meiliwu Asset Management Limited (北京美丽屋资产管理有限公司 in Chinese) (the said four Affiliates are referred to hereinafter collectively as the “Assets Sellers”).

B.

Pursuant to the APA, the Assets Buyer agrees to acquire from the Asset Sellers and the Assets Sellers agrees to sell to the Assets Buyer a series of apartment-renal-related assets (the “Target Assets”) including but not limited to 72,181 apartment rental units (“Target Units”). Pursuant to the APA, all debts and liabilities arising out of Target Assets as of Asset Closing Date (“Asset Closing Liabilities”) are to be assumed by the Assets Buyer.

C.

As a reward for the Subscriber’s assistance in procuring the Assets Sellers’ fulfillment of their Obligations under the APA and all the Ancillary Documents thereto, the Company intends to issue to the Subscriber, and the Subscriber intends to subscribe for, a number of Class A Ordinary Shares of the Company (the “Issuance of Reward Shares”).

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

1.	Definitions.

1.1	Unless otherwise provided herein, any capitalized terms shall have the respective meanings ascribed to or as referenced for them in Exhibit A.

1.2

Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) the terms “herein,” “hereof,” and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iii) the masculine, feminine, and neuter genders will each be deemed to include the others; (iv) the definitions of terms are equally applicable both to the singular and plural forms of such terms; (v) references to an agreement or other document are to it as amended, supplemented, restated and otherwise modified from time to time and to any successor document (whether or not already so stated); (vi) references to a Person are references to such Person’s successors and permitted assigns (whether or not already so stated); (vii) references to dollars or to “US$” are to currency of the U.S.; (viii) references to “U.S.” or “United States” are to the United States of America; and (ix) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

2.	Issuance of Reward Shares.

2.1

Number of the Reward Shares to be Issued. The Parties hereby acknowledge and agree that, subject to the terms and conditions hereof, the Company shall sell and issue to the Subscriber and/or the entities as designated by the Subscriber in writing (the “Designated Entities”) an aggregate number of Class A Ordinary Shares (the “Reward Shares”) that shall be calculated in accordance with the formula below, at a price of US$0.00001 per share (the “Purchase Price Per Share”):

Number of Reward Shares = (USD 101,000,000 (the “Reward Value”) - Asset Closing Liabilities) ÷ Average closing price of ADS of ninety (90) days prior to the execution of the APA (the “Average ADS Price”) * 30,

For the purpose of this Agreement, the Parties hereby acknowledge and agree that, the Asset Closing Liabilities is estimated to be USD 35,000,000 as of the APA Closing Date (the “Estimated Asset Closing Liabilities”), which shall be subject to any subsequent adjustment as mutually confirmed by the Assets Buyer and the Assets Sellers based on audit and verification as of the APA Closing Date (the “Adjusted Asset Closing Liabilities”).

2.2

Adjustment of Number of Issuable Reward Shares to be Issued. The Parties hereby acknowledge and agree that, in the event the Adjusted Asset Closing Liabilities is in excess of the Estimated Asset Closing Liabilities, such surplus shall be directly deducted from the Reward Value, and as a result of that, the number of Reward Shares issubale to the Subscriber pursuant to Section 2.1 shall be automatically adjusted. Subject to the terms and conditions set forth in this Agreement, the Company agrees to issue and allot to the Subscriber, and the Subscriber agrees to subscribe and pay for the aggregate number of Reward Shares as set forth on Schedule I attached hereto, at an aggregate purchase price which shall be calculated in accordance with the formula below (the “Aggregate Purchase Price”):

Aggregate Purchase Price = Purchase Price Per Share * Number of Reward Shares.

2.3

Payment of Purchase Price. Subject to the terms and conditions hereof and in consideration of the Issuance of Reward Shares as set forth above, the Subscriber hereby agrees to pay the Aggregate Purchase Price.

2.4

Fulfillment by the Company of its Obligations. The Parties mutually agree that, the Subscriber is entitled to receive and hold all or any part of the Reward Shares through the Designated Entities. The Subscriber shall instruct the Company to issue and allot the Reward Shares pursuant to the allocation indicated by prior written notices (“Designated Allocations”) no later than five (5) Business Days before the occurrence of each applicable Closing. For the avoidance of doubt, once the Company has issued and allotted the Reward Shares pursuant to the Designated Allocations, the Company’s obligation of issuing and allotting shares hereunder shall be deemed as have been fulfilled. The Parties hereby acknowledge and agree that, in no event that shall the Company be responsible for performing any contractual obligations to the Designated Entities.

3.	Closings.

3.1

Closings. The consummation of the sale and issuance of the Reward Shares pursuant to Section 2.2 shall take place, by three installments as set forth below, remotely via the exchange of documents and signatures as of the date hereof, among which:

(i)

the Company shall sell and issue to the Subscriber (or its Designated Entities) the twenty percent (20%) of the total Reward Shares no later than thirty 30 days after the conditions as set forth in Section 4.1(i) are fulfilled or waived by the Company (the “Initial Closing”);

(ii)

the Company shall sell and issue to the Subscriber (or its Designated Entities) the fifty percent (50%) of the total Reward Shares no later than thirty 30 days after the conditions as set forth in Section 4.1(ii) are fulfilled or waived by the Company (the “Second Closing”); and

(iii)

the Company shall issue and sell to the Subscriber (or its Designated Entities) the remaining thirty percent (30%) of the total Reward Shares no later than thirty (30) days after the conditions as set forth in Section 4.1(iii) are fulfilled or waived by the Company (the “Third Closing”, together with the Initial Closing and the Second Closing, each as a “Closing” and collectively as “Closings”, as the context may require)

3.2	Deliveries by the Company at each Closing. At each Closing, the Company shall deliver (or cause to be delivered) to the Subscriber:

(i)

a copy of the share certificate in the name of the Subscriber (or its Designated Entities) representing the proportion of Reward Shares issuable at such Closing, with the original duly executed share certificate delivered to the Subscriber within 10 Business Days after such Closing; and

(ii)

a copy of the updated register of members of the Company, certified by the registered office provider of the Company, reflecting the issuance to the Subscriber (or its Designated Entities) of the proportion of Reward Shares issuable at such Closing.

4.	Conditions of the Company’s Obligations at the Closings.

(i)	The obligations of the Company to consummate the Initial Closing are subject to the fulfillment or waive by the Company in writing of each of the following conditions:

(a)	The representations and warranties of the Subscriber set forth in Section 5 shall be true and correct as of the Initial Closing;

(b)

The Subscriber shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it at or before the Initial Closing; and

(c)	The APA and all of its Ancillary Document shall have been duly executed and delivered by all parties thereto.

(ii)	The obligations of the Company to consummate the Second Closing with respect to the Subscriber are subject to the fulfillment or waive by the Company in writing of each of the following conditions:

(a)	All of the percent conditions for Initial Closing as set forth in Section 4.1(i) are fulfilled or waived by the Company;

(b)	The representations and warranties of the Subscriber set forth in Section 5 shall be true and correct as of the Second Closing;

(c)

The Subscriber shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it at or before the Second Closing; and

(d)

The Assets Sellers have altered (or caused to be altered) at least ninety percent (90%) of the bank account(s) receiving rental income under the Apartment Rental Agreements to the bank account(s) designated by the Assets Buyer;

(iii)	The obligations of the Company to consummate the Third Closing are subject to the fulfillment or waive by the Company in writing of each of the following conditions:

(a)	All of the percent conditions for Initial Closing and Second Closing are fulfilled or waived by the Company;

(b)	The representations and warranties of the Subscriber set forth in Section 5 shall be true and correct as of the Third Closing; and

(c)

The Subscriber shall have obtained any and all Approvals and waivers necessary for the consummation of the transactions contemplated hereby, each of which shall be in full force and effect as of the Third Closing; and

(d)	The Assets Sellers have altered (or caused to be altered) at least eighty percent (80%) of the lessees under the Original Leases to the Assets Buyer or any entities designated by the Assets Buyer.

5.	Representations and Warranties of the Company. The Company hereby represents and warrants to the Subscriber that the following statements will be true and correct as of each Closing:

5.1

Incorporation, Good Standing and Qualification. The Company is duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority to perform its obligations under this Agreement. The Company is not in, nor is it anticipated to enter into, liquidation, dissolution, bankruptcy, insolvency or winding-up.

5.2

Due Authorization. This Agreement has been duly executed and delivered by the Company and, when executed and delivered, constitutes valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5.3	Valid Issuance. The Reward Shares will be duly and validly issued, fully paid and non-assessable, free of any Liens.

5.4

No Violation. Neither the execution nor delivery of this Agreement nor the full performance by the Company of its obligations hereunder will violate any applicable Law to which the Company is subject or any Constitutional Documents of the Company.

6.	Representations and Warranties of the Subscriber. The Subscriber hereby represents and warrants with respect to itself to the Company that:

6.1

Organization; Good Standing and Qualification. The Subscriber is duly organized, validly existing and in good standing under the Laws of the place of its incorporation or establishment (to the extent the concept of good standing is applicable in such place). The Subscriber is not in, nor is it anticipated to enter into, liquidation, dissolution, bankruptcy, insolvency or winding-up.

6.2

Due Authorization. The Subscriber has the requisite power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Subscriber of this Agreement have been duly authorized by all necessary corporate or other action on the part of the Subscriber. This Agreement constitutes valid and legally binding obligations of the Subscriber, enforceable against the Subscriber in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

6.3

Consents and Approvals. No Approval is required to be obtained or made by or with respect to the Subscriber in connection with the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, by the Subscriber.

6.4

No Violation. Neither the execution nor delivery of this Agreement nor the full performance by the Subscriber of its obligations hereunder violates any applicable Law to which the Subscriber is subject or any Constitutional Document of the Subscriber.

6.5

US Securities Laws. (a) The Subscriber is purchasing the Reward Shares for investment for its own account, not as a nominee or agent, and not with a view to, or for sale in connection with, any distribution within the meaning of the Securities Act. The Subscriber exercises sole investment discretion with full power to make the acknowledgements, representations and agreements contained herein. The Subscriber (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Reward Shares. The Subscriber has the ability to bear the economic risk of its investment in the Reward Shares, has adequate means of providing for its current and contingent needs, has no need for liquidity with respect to its investment in the Reward Shares, and is able to sustain a substantial or complete loss of its investment in the Reward Shares.

6.6

Listed Shares. The Subscriber acknowledges that the Company’s shares are listed on The NASDAQ Stock Market and the Company is therefore required to publish and make available publicly the Company SEC Documents which are necessary to enable the holders of the shares of the Company and the public to appraise the position of the Company and its Subsidiaries. The Subscriber understands that no disclosure or offering document has been prepared in connection with the sale of the Reward Shares. The Subscriber will not hold the Company, or any of their respective affiliates responsible for any misstatements in or omissions from any publicly available information concerning the Company including any Company SEC Documents.

6.7

Due Diligence. The Subscriber acknowledges and agrees that it has (a) conducted its own investigation with respect to the Reward Shares and the Company; (b) has had the opportunity to ask questions of and to receive answers from the Company and its Subsidiaries; (c) has had the opportunity to review all publicly available records and filings and all other documents concerning the Company and/or the Subsidiaries that it considers necessary or appropriate in connection with the purchase of the Reward Shares; (d) has received all information that it believes is necessary or appropriate in connection with its purchase of the Reward Shares; and (e) has consulted its own independent advisors or otherwise satisfied itself concerning, without limitation, the tax, legal, currency and other economic considerations related to the investment in the Reward Shares, and has only relied on the advice of, or has only consulted with, such independent advisers.

7.	Covenants

7.1	Covenants by the Subscriber

(a)

The Subscriber hereby understands, acknowledges and covenants that, as of the date of this Agreement and each Closing, no action has been taken to permit an offering of the Reward Shares in any jurisdiction and the Subscriber will not offer or sell any of the Reward Shares in any jurisdiction or in any circumstances in which such offer or sale is not authorized or to any person to whom it is unlawful to make such offer, sale or invitation except under circumstances that will result in compliance with any applicable laws and/or regulations; in particular, the Subscriber understands that the Reward Shares, when issued, are not being registered under the Securities Act, are being offered and sold in a transaction that does not involve any public offering in the United States within the meaning of the Securities Act and is exempt from the registration requirements of the Securities Act and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act.

(b)

Lock-up Period. The Subscriber agrees and covenants that, it shall not, and shall procure each Designated Entity who will receive its respective portion of the Reward Shares not to Dispose of the respective portion of the Reward Shares until the expiration of the lock-up period (“Lock-up Period”) as set forth below:

(i)	for 30% of total Reward Shares, the Lock-up Period shall expire on June 30, 2021;

(ii)	for up to 60% of total Reward Shares, the Lock-up Period shall expire on June 30, 2022; and

(iii)	for the remaining 40% of total Reward Shares, the Lock-up Period shall expire on June 30, 2023.

For the avoidance of doubt, the Subscriber shall be entitled to, at its own discretion, determine the allocation of Reward Shares released pursuant to the schedule set forth above among the Designated Entities.

7.2	Registration Rights. The Company covenants and agrees as follows:

(a)

Right to Piggyback. At any time after the expiration of the Lock-up Period, if the Company proposes to register any of its common equity securities under the Securities Act (other than a registration statement on Form S-8 or a related or successor form relating solely to an employee benefit plan or a registration on Form S-4 or a related or successor form relating solely to a transaction under SEC Rule 145), whether for its own account or for the account of one or more stockholders of the Company, and the registration form to be used may be used for any registration of Registrable Reward Shares (a “Piggyback Registration”), the Company shall give prompt written notice (in any event within 10 days after its receipt of notice of any exercise of other demand registration rights) to the Subscriber of its intention to effect such a registration and shall include in such registration all Registrable Reward Shares released pursuant to Section 7.1(b) above (“Released Reward Shares”) with respect to which the Company has received written requests from the Subscriber for inclusion therein within 15 days after the receipt of the Company’s notice, provided that, the Selling Expenses and a proportion part of the registration and filing fees, printing expenses (if required), fees of counsel and independent public accountants incurred by the Company in complying with the Piggyback Registration provided hereunder shall be borne by the Subscriber. “Registrable Reward Shares” means all the Class A Ordinary Shares beneficially owned by the Subscriber, any of the Designated Entities or any of their respective Affiliates from time to time (including, without limitation, any and all Class A Ordinary Shares issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, such Class A Ordinary Shares); provided, however, that Registrable Reward Shares shall not include any securities that are or became tradeable without restriction as to volume pursuant to Securities Act Rule 144 or that are sold by a Person either pursuant to a Registration Statement or Rule 144.

(b)

Form S-3 or Form F-3 Registration. The Company shall use its best efforts to qualify for registration on Form S-3 or Form F-3 or any comparable or successor form promptly and to maintain such qualification thereafter. If the Company is qualified to use Form S-3 or Form F-3, the Subscriber shall have a right to request in writing that the Company effect a registration on either Form S-3 or Form F-3 and any related qualification or compliance with respect to all or a part of the Released Registrable Reward Shares.

(c)

The Subscriber may deliver a written request to the Company, stating the number of Released Registrable Reward Shares requested to be registered, within thirty (30) days prior to the expiration of each Lock-up Period and at any time thereafter. Whenever required to effect the registration of any Released Registrable Reward Shares under this Section 7.2, the Company shall, as expeditiously as possible, take all commercially reasonable efforts and actions to effect the registration of such Released Registrable Reward Shares, including but without limitation, (i) prepare and file with the SEC a registration statement with respect to such Released Registrable Reward Shares and use its best efforts to cause such registration statement to become effective upon expiration of the respective Lock-up Period, and keep any such registration statement effective until the Subscriber (or any of the Designated Entities, as applicable) have completed the distribution described in the registration statement relating thereto; (ii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Released Registrable Reward Shares covered by such registration statement; (iii) take such further actions to cause all such Released Registrable Reward Shares covered by such registration statement to be listed listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed; and (iv) promptly notify the Subscriber of the progresses of such registration.

(d)

Rule 144 Reporting. With a view to making available to the Subscriber the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Reward Shares to the public without registration, the Company agrees to:

(i)	make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act;

(ii)	file with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act or the Exchange Act;

(iii)

take such further action as the Subscriber may reasonably request, all to the extent required to enable the Subscriber to be eligible to sell Registrable Reward Shares pursuant to Rule 144 (or any similar rule then in effect).

(e)

Notwithstanding the foregoing, upon expiration of the applicable Lock-up Period, at the election and request of the Subscriber, the Company shall provide all necessary cooperation and assistance so as to convert the Released Registrable Reward Shares into ADS of the Company as expeditiously as possible.

(f)

All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 7.2(b), including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company, shall be borne by and paid by the Company.

8.	Confidentiality.

(a)

Each Party acknowledges and agrees that the following are confidential (“Confidential Information”): this Agreement, the transactions contemplated herein, information regarding this Agreement, information regarding the Company, the Subscriber and their respective Affiliates, and information, materials and documents obtained pursuant to this Agreement, with the exception that any of the foregoing which (i) is or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement or other obligation of confidentiality, (ii) was available on a non-confidential basis prior to its disclosure pursuant to this Agreement or the transactions contemplated hereunder, or (iii) becomes available on a non-confidential basis from a Person who is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.

(b)

No disclosure of the Confidential Information is permitted except (i) to employees and/or business, legal or financial advisors of the Company or the Subscriber as necessary to the performance of its obligations in connection herewith and with this Agreement so long as such Persons agree to maintain the confidentiality of the Confidential Information so disclosed, (ii) as the parties hereto may mutually agree in writing (including the language on any disclosure), (iii) to any Governmental Authority to the extent reasonably required for the purposes of the tax affairs of the party, (iv) to the extent advised by competent legal counsel that such disclosure is required by applicable Law (including but not limited to the rules or requirements of any stock exchange) or Governmental Authority, in which case the parties hereto shall, to the extent allowed under the circumstances, in good faith attempt to agree on the content of the disclosure, and (v) that the Company, and/or the Subscriber may be required to file with the SEC such schedules and forms as may be required under Section 13(d) of the 1934 Act or any other applicable Law, as applicable, which may need to contain as an exhibit thereto a copy of this Agreement. The covenants set forth in this Section 8 will survive any termination of this Agreement.

9.	Termination of Agreement.

9.1	Grounds for Termination. This Agreement may be terminated at any time prior to the Initial Closing:

(a)	by mutual written agreement of the Company and the Subscriber;

(b)	by written notice from any party hereto if there shall be any applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited; or

(c)

by a written notice from any party hereto that is not in material breach of this Agreement to the party hereto that is in material breach of its representations, warranties or obligations under this Agreement and such breach (if capable of remedy) is not remedied within twenty (20) Business Days after its receipt of a written notice from the other party requesting the remedy of such breach.

9.2

Effect of Termination. If this Agreement is terminated, this Agreement shall cease to have any further effect, except that provisions of Section 8, Section 9.2, Section 10.1 and Section 10.2 shall survive such termination.

10.	Governing Law and Dispute Resolution.

10.1	Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

10.2

Dispute Resolution. The Parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all Parties within thirty (30) days after the commencement of the negotiation, such dispute shall be referred to and finally settled by arbitration at Hong Kong International Arbitration Centre (“HKIAC”). The arbitration shall be conducted in Hong Kong and shall be administered by the HKIAC in accordance with the HKIAC Administered Arbitration Rules in force at the time of the commencement of the arbitration. The dispute shall be referred to an arbitration tribunal consisting of three (3) arbitrators appointed in accordance with the HKIAC Administered Arbitration Rules. The decision of the tribunal shall be final and binding on the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award. The costs and expenses of the arbitration, including the fees of the arbitral tribunal, shall be borne and paid by the Parties in such proportions as the arbitral tribunal shall determine. The language of the arbitration shall be English.

11.	Miscellaneous

11.1

Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties. This Agreement and the rights and obligations therein may not be assigned by any Party without the written consent of the other Parties.

11.2	Entire Agreement. This Agreement, including any schedules and exhibits hereto, constitutes the entire understanding and agreement among the Parties with regard to the subjects of this Agreement.

11.3	Amendments. Any term of this Agreement may be amended only with the written consent of the Parties.

11.4

Notice. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) or by electronic mail to the respective Parties at the addresses specified on Schedule II hereto (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.4). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by facsimile or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day.

11.5

Delays or Omissions; Waivers. Upon any breach or default of any other Party under this Agreement, no delay or omission to exercise any right, power or remedy accruing to any Party shall impair any such right, power or remedy of such Party nor shall it or any waiver of any other breach or default theretofore or thereafter occurring be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring. Any waiver by any Party of any condition or breach or default under this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Laws or otherwise afforded to any Party, shall be cumulative and not alternative.

11.6

Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties. In such event, the Parties shall use reasonable best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the Parties’ intent in entering into this Agreement.

11.7

Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to sections, schedules and exhibits herein are to sections, schedules and exhibits of or to this Agreement.

11.8

Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement shall become effective when each Party shall have signed a counterpart.

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IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date first above written.

Q&K International Group Limited

By:	/s/ Chengcai Qu
Name:
Title:	Director
[Chop:Q&K International Group Limited]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date first above written.

Great Alliance Co-living Limited

By:
Name:
Title:	Authorized Signatory

EXHIBIT A DEFINITIONS

“ADS” means American depositary shares, each representing thirty (30) Class A Ordinary Shares.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person; provided that neither the Company nor any Subsidiary shall be considered an Affiliate of the Subscriber.

“Ancillary Documents” means all corporate actions on the part of each Assets Seller necessary for the authorization, execution and delivery of the APA, including the shareholders’ and/or board resolution of such Assets Seller.

“Apartment Rental Agreements” means the apartment rental agreements of Target Units between the Assets Sellers and their tenants.

“Approval” means any approval, authorization, release, order, consent, license or permit required to be obtained from, or any registration, qualification, designation, declaration, filing, notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person.

“APA Closing Date” has the meaning as ascribed to it in the APA, i.e. June 30, 2020.

“Asset Closing Liabilities” means all liabilities arising out of Target Assets as of Asset Closing Date, including but not limited to pre-paid rent and unpaid due rent under Original Leases, pre-paid rent under Apartment Rental Agreements, rental deposit under Original Leases and Apartment Rental Agreements, rental loan of current rental clients, liquidated damages, late fee, etc.

“Articles” means the Third Amended and Restated Memorandum and Articles of Association of the Company, as adopted on September 30, 2019 and as in full force and effect immediately upon the closing of the Offering on November 7, 2019.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by Applicable Laws to be closed in the PRC, the United States, Hong Kong, the British Virgin Islands or the Cayman Islands.

“Constitutional Document” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Class A Ordinary Shares” means the class a ordinary shares, par value US$0.00001 per share, of the Company, with the rights and privileges as set forth in the Articles.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors or equivalent governing body of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Dispose of” with respect to the Reward Shares, means lend, offer, pledge, hypothecate, hedge, sell, make any short sale of, loan, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Reward Share which it acquired by virtue of the Reward Shares or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the equity securities of the Company, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of the Reward Shares or such other securities, in cash or otherwise.

“Governmental Authorities” means any nation, government, province, state, or any entity, authority or body exercising executive, legislative, judicial, regulatory, foreign exchange or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of any government or any political subdivision thereof, court, tribunal, arbitrator, the governing body of any securities exchange, and self-regulatory organization, in each case having competent jurisdiction (with each of such Governmental Authorities being referred to as a “Governmental Authority”).

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Law” means any law, rule, constitution, code, ordinance, statute, treaty, decree, regulation, common law, order, official policy, circular, provision, administrative order, interpretation, injunction, judgment, ruling, assessment, writ or other legislative measure, in each case of any Governmental Authority.

“Lien” means:

(a)	any mortgage, charge, lien, pledge or other encumbrance securing any obligation of any Person;

(b)

any option, right to acquire, right of pre-emption, right of set-off or other arrangement under which money or claims to, or for the benefit of, any Person may be applied or set off so as to effect discharge of any sum owed or payable to any Person; or

Share Subscription Agreement

(c)

any equity, assignment, hypothecation, title retention, claim, restriction, power of sale or other type of preferential arrangement the effect of which is to give a creditor in respect of indebtedness a preferential position in relation to any asset of a Person on any insolvency proceeding of that Person.

“Original Leases” means the original leases of Target Units between the Assets Sellers and Target Units’ original lessor.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC” means the People’s Republic of China and for purposes of this Agreement, excludes Hong Kong, Macao Special Administrative Region and Taiwan.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Reward Shares, and fees and disbursements of counsel for the Subscriber.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

Share Subscription Agreement

SCHEDULE I

List of Entities Receiving the Reward Shares

Name of Subscriber	Class of Reward Shares	Aggregate Number of Reward Shares	Number of Reward Shares to be Issued on the First Closing	Number of Reward Shares to be Issued on the Second Closing	Number of Reward Shares to be Issued on the Third Closing	Aggregate Purchase Price
Great Alliance Co-living Limited	Class A Ordinary Shares	128,589,392	25,717,878	64,294,696	38,576,818	US$	1,285.89

SCHEDULE II

NOTICES